ATLAS FINANCIAL HOLDINGS ANNOUNCES 2013 SECOND QUARTER
FINANCIAL RESULTS
Company to Hold Conference Call August 13, 2013 at 8:30 a.m. ET

Second Quarter 2013 Financial Performance Summary (Comparisons to Second Quarter 2012 Unless Noted):

•	Gross premium written increased by 79.2%, which included an increase of 90.6% in core commercial auto business

•	Premium related to core products was written in 39 states during the three month period ended June 30, 2013

•	Combined ratio improved by 16.5 percentage points to 95.0%

•	Underwriting results improved by $1.7 million

•	Operating Income was $1.3 million for the three month period ended June 30, 2013

•	Net income for the three month period ended June 30, 2013 was $1.7 million compared to income of $130,000 in the prior period

•	Diluted earnings per ordinary share was $0.16, net of the accounting treatment for preferred shares

•	Book value per common share on June 30, 2013 was $6.07, compared to $6.55 at December 31, 2012 and $6.15 at June 30, 2012

Chicago, Illinois (August 13, 2013) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) ("Atlas" or the "Company") today reported its financial results for the second quarter ended June 30, 2013.

Management Comments
Scott D. Wollney, Atlas' President & CEO stated, “In the second quarter of 2013 Atlas successfully built on a number of important first quarter milestones. We have successfully integrated Gateway into the Atlas platform following our acquisition of the company earlier this year. We also continued to grow our core commercial auto business, increased Operating Income, and improved on key operating metrics during the quarter. We are now actively distributing our core products in 40 states plus Washington D.C. (with premium generated in 39) and have further diversified our book of business geographically. At this point, we feel that our Company is poised to benefit from continuing favorable market conditions, particularly in the niche taxi / limo / para-transit sectors that we write. Finally, we expect that the recently announced discounted redemption of outstanding preferred shares will have a favorable impact on our results in future quarters."

Financial and Operational Review

•
Net Income: Atlas generated net income of $1.7 million, or $0.16 per diluted common share, for the three month period ended June 30, 2013. This compares to net income of $130,000 or a loss of $0.01 per diluted common share in the three month period ended June 30, 2012.

•
Purchase and Cancellation of Preferred Shares: On August 1, 2013, Atlas agreed to purchase all outstanding preferred shares that are eligible for redemption, for 90% of liquidation value, or $16.2 million. The below chart outlines the transaction's pro forma impact on earnings per share in the three month period ended June 30, 2013 "as if" the redemption had occurred in the second quarter of 2013:

(in '000s, except per share values)	Three Month Period Ended June 30, 2013
	Actuals	Pro Forma
Basic:
Net income attributable to Atlas	$1,701	$1,701
Less: Preferred share dividends	225	23
Add: Accretion related to discounted purchase of preferred stock		1,800
Net income attributable to common shareholders	1,476	3,478
Weighted average basic common shares outstanding	8,131,450	8,131,450
Basic earnings per common share	$0.18	$0.43
Diluted:
Weighted average basic common shares outstanding	8,131,450	8,131,450
Add:
Dilutive stock options outstanding	44,161	44,161
Dilutive warrants	252,794	252,794
Preferred shares	2,540,000	254,000
Dilutive average common shares outstanding	10,968,405	8,682,405
Dilutive earnings per common share	$0.16	$0.40
Related to:
Net income attributable to common shareholders		$0.19
Accretion related to discounted purchase of preferred stock		$0.21
On a pro forma basis post-redemption, book value per share would have been $6.29, had the transaction occurred in the second quarter.

•
Gross Premium Written: For the three month period ended June 30, 2013, gross premium written was $16.6 million compared to $9.2 million in the three month period ended June 30, 2012, representing a 79.2% increase. In the three month period ended June 30, 2013, gross premium written from commercial automobile was $15.6 million, representing a 90.6% increase relative to the three month period ended June 30, 2012. Of the increase in commercial auto premium written, $2.7 million resulted from the Gateway acquisition, without which the growth would have been 58.1%.

•
Loss and Combined Ratio: The loss ratio relating to the claims incurred in the three month period ended June 30, 2013 was 64.6% compared to 71.6% in the three month period ended June 30, 2012. Atlas' combined ratio improved for the three month period ended June 30, 2013 to 95.0%, compared to 111.5% for the corresponding prior year period. The table below indicates the comparisons of each component of our combined ratio for the periods indicated:

	Three Month Periods Ended		Six Month Periods Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Loss ratio	64.6%	71.6%	64.6%	71.3%
Acquisition cost ratio	13.1%	18.5%	13.7%	17.5%
Other underwriting expense ratio	17.3%	21.4%	18.2%	20.6%
Combined ratio	95.0%	111.5%	96.5%	109.4%

•	Underwriting Results: Underwriting results improved by $1.7 million to $828,000 three month period ended June 30, 2013 compared to a loss of $868,000 in the three month period ended June 30, 2012.

•
Operating Income: Atlas' Operating Income for the three month period ended June 30, 2013 was $1.3 million, or $0.12 per diluted common share, compared to an operating loss of $211,000 in the three month period ended June 30, 2012, or a loss of $0.03 per diluted common share. In both of these periods, substantially all the difference between net income and Operating Income was gain realized on the sale of investments. On a pro forma basis, Operating Income per diluted common share for the three month period ended June 30, 2013 was $0.15, had the preferred share redemption transaction occurred during the second quarter.

Operating Income is an internal performance measure used in the management of the Company's operations. It represents after-tax operational results excluding, as applicable, net realized gains or losses, net impairment charges recognized in earnings and other items. Operating Income should not be viewed as a substitute for U.S. GAAP net income.

Balance Sheet/Investment Overview

•
Book Value: Book value per diluted common share on June 30, 2013 was $6.07, compared to $6.15 at June 30, 2012 and $6.55 at December 31, 2012. Year to date in 2013, book value was reduced relative to December 31, 2012 as follows: a reduction of $0.37 related to dilution from our company's U.S. IPO, a reduction of $0.04 from legal and professional fees related to its acquisition of Gateway, an increase of $0.27 from net income attributable to common shareholders, and a decrease of $0.34 related to the change in unrealized gains and losses. The impact on book value per common share related of the preferred share redemption(which were redeemed on August 1, 2013), is $0.22 per common share outstanding (the redemption of these shares is expected to result in accretion to book value in this amount in the third quarter).

•	Cash and Invested Assets: Cash and invested assets as of the period ended June 30, 2013 totaled $145.0 million, consisting primarily of fixed income securities.

•
Investment Strategy: Atlas aligns its securities portfolio to support the liabilities and operating cash needs of our insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in corporate and government bonds with relatively short durations that correlate with the payout patterns of Atlas' claims liabilities and other liquidity needs. At June 30, 2013, the Company's average duration on its portfolio was 3.8 years.

•	Investment and Other Income: During the three month period ended June 30, 2013, Atlas reported investment income and other revenues of $945,000, of which $395,000 are realized gains.

•
Investment Yield: The investment income and other revenues generated by the investment portfolio resulted in a 2.6% annualized yield for the three month period ended June 30, 2013, versus 3.2% in the prior period. A portion of this yield relates to capital gains. Excluding the effect of these capital gains the annual investment yield for the year was 1.5%.

•
Impact of Interest Rate Change: Based on Atlas' invested assets in the quarter, a 1% increase or decrease in interest rates would result in an approximate increase or decrease, respectively, to investment income of $104,000. In the quarter ending June 30, 2013, Atlas had $3.9 million of unrealized losses as a result of the impact of rising interest rates on the market value of some of the securities we own. The duration of Atlas' portfolio is well matched to our liquidity needs and the Company expects to hold these assets until maturity. Therefore, Atlas does not expect the near term change in market value of these securities to be realized and anticipates the impact of the unrealized losses to reverse over time as the underlying securities mature.

Conference Call Details
Date / Time:            Tuesday, August 13, 2013 - 8:30 a.m. ET
Participant Dial-In Numbers:     (United States):    877-423-9817
(International):    201-493-6770

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode "Atlas". Questions will be taken at the end of the call.

Atlas will be utilizing an accompanying slideshow presentation in conjunction with this call. This presentation is available on the “earnings release info” section of the Company's website's investor relations tab.

Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Atlas' website at www.atlas-fin.com/investorrelations or by clicking on the conference call link: http://atlas-fin.equisolvewebcast.com. The webcast and a transcript of the call will be archived and accessible for approximately 30 days.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the "light" commercial automobile sector including taxi cabs, non-emergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its insurance subsidiaries American Country Insurance Company, American Service Insurance Company, Inc. and Gateway Insurance Company. Atlas' insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

For more information about Atlas, please visit www.atlas-fin.com.

Financial Information
Atlas' financial statements reflect consolidated results of Atlas' subsidiaries: American Insurance Acquisition Inc., American Country Insurance Company, American Service Insurance Company, Inc. and Gateway Insurance Company, Inc Additional information about Atlas, including a copy of Atlas' 2012 Form 10-K financial statements and Management Discussion & Analysis, can be accessed via the U.S. Securities and Exchange Commission internet site at www.sec.gov, on the Canadian Securities Administrators' website at www.sedar.com, or through Atlas' website at www.atlas-fin.com.

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words "anticipate", "expect", "believe", "may", "should", "estimate", "project", "outlook", "forecast" or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company's 2012 Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                            Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

Terry Downs, Associate
212-836-9615
tdowns@equityny.com

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ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in '000s of US dollars, except for share and per share data)	June 30, 2013 (unaudited)	December 31, 2012
Assets
Investments, available for sale
Fixed income securities, at fair value (Amortized cost $119,537 and $95,423)	$118,158	$98,079
Equity securities, at fair value (cost $569 and $1,563)	375	1,571
Other investments	1,249	1,262
Total Investments	119,782	100,912
Cash and cash equivalents	25,258	19,912
Accrued investment income	666	517
Accounts receivable and other assets (Net of allowance of $740 and $484)	29,459	21,923
Reinsurance recoverables, net	23,826	6,020
Prepaid reinsurance premiums	2,970	2,111
Deferred policy acquisition costs	4,661	3,764
Deferred tax asset, net	8,045	6,605
Intangible assets	740	—
Software and office equipment, net	1,980	1,137
Assets held for sale	166	166
Total Assets	$217,553	$163,067

Liabilities
Claims liabilities	$105,221	$70,067
Unearned premiums	33,253	25,457
Due to reinsurers and other insurers	2,554	3,803
Other liabilities and accrued expenses	6,943	3,876
Total Liabilities	147,971	103,203

Shareholders’ Equity
Preferred shares, par value per share $0.001, 100,000,000 shares authorized, 20,000,000 shares issued and outstanding at June 30, 2013, 18,000,000 shares issued and outstanding at December 31, 2012. Liquidation value $1.00 per share	20,000	18,000
Ordinary voting common shares, par value per share $0.003, 266,666,667 shares authorized, 6,904,420 shares issued and outstanding at June 30, 2013, 2,256,924 shares issued and outstanding at December 31, 2012	20	4
Restricted voting common shares, par value per share $0.003, 33,333,334 shares authorized, 1,262,471 shares issued and outstanding at June 30, 2013 and 3,887,471 shares issued and outstanding at December 31, 2012	4	14
Additional paid-in capital	160,973	152,768
Retained deficit	(110,372)	(112,675)
Accumulated other comprehensive (loss)/income, net of tax	(1,043)	1,753
Total Shareholders’ Equity	69,582	59,864
Total Liabilities and Shareholders’ Equity	$217,553	$163,067

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)
(in '000s of US dollars, except for share and per share data)

Consolidated Statements of Income
	Three Month Periods Ended		Six Month Periods Ended
	June 30, 2013 (unaudited)	June 30, 2012 (unaudited)	June 30, 2013 (unaudited)	June 30, 2012 (unaudited)
Net premiums earned	$16,968	$7,552	$32,856	$15,861
Net investment income	547	657	1,159	1,265
Net investment gains	395	291	488	319
Other income	3	50	8	167
Total revenue	17,913	8,550	34,511	17,612
Net claims incurred	10,957	5,408	21,218	11,312
Acquisition costs	2,227	1,395	4,497	2,768
Other underwriting expenses	2,956	1,617	6,015	3,267
Expenses incurred related to Gateway acquisition	—	—	406	—
Total expenses	16,140	8,420	32,136	17,347
Income from operations before income tax expense	1,773	130	2,375	265
Income tax expense	72	—	72	—
Net income attributable to Atlas	1,701	130	2,303	265
Less: Preferred share dividends	225	202	501	402
Net income/(loss) attributable to common shareholders	$1,476	$(72)	$1,802	$(137)

Basic weighted average common shares outstanding	8,131,450	6,144,385	7,591,092	6,145,099
Earnings/(loss) per common share, basic	0.18	(0.01)	0.24	$(0.02)
Diluted weighted average common shares outstanding	10,968,405	6,144,385	10,346,756	6,145,099
Earnings/(loss) per common share, diluted	0.16	(0.01)	0.22	$(0.02)

Consolidated Statements of Comprehensive Income

Net income attributable to Atlas	$1,701	$130	$2,303	$265

Other comprehensive (loss)/income:
Changes in net unrealized (losses)/gains	(3,890)	798	(4,026)	1,024
Reclassification to income of net realized gains	(25)	(174)	(210)	(344)
Effect of income tax	1,331	(210)	1,440	(229)
Other comprehensive (loss)/income for the period	(2,584)	414	(2,796)	451
Total comprehensive income	$(883)	$544	$(493)	$716